UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

Schedule 14A

_____________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Crown Electrokinetics Corp.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CROWN ELECTROKINETICS CORP.
1110 NE Circle Blvd.
Corvallis, Oregon 97330

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held January 14, 2025 at 10:00AM eastern

TO THE STOCKHOLDERS OF CROWN ELECTROKINETICS CORP.:

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Crown Electrokinetics Corp. (“Crown,” “we,” “us,” “our,” and the “Company”) will be held on January 14, 2025, at 10:00AM eastern. The Special Meeting will be held at [__].

At the Special Meeting, you will be asked to consider and vote on the following proposals:

1.      To approve a reverse stock split of our Common Stock, par value $0.0001 per share (“Common Stock”), at a ratio of not more than 1-for-200 (the “Reverse Split Amendment”), such ratio to be determined by the Board of Directors on or prior to December 31, 2025, in its sole discretion; and

2.      To ratify the appointment of BPM LLP (“BPM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The enclosed Proxy Statement includes information relating to these proposals.

Only holders of record of our Common Stock as of the close of business on December 16, 2024 are entitled to notice of, and to vote at, the Special Meeting. The holders of more than one-third (33.33%) of the voting power of our outstanding shares of voting stock entitled to vote and present in person or by proxy are required for a quorum. You may vote electronically through the Internet or by telephone. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,
/s/ Douglas Croxall
Douglas Croxall
Chairman and Chief Executive Officer

[•], 2024

Corvallis, Oregon

OUR BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN OUR SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

CROWN ELECTROKINETICS CORP.
1110 NE Circle Blvd.
Corvallis, Oregon 97330

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held January 14, 2025 at 10:00AM eastern

SPECIAL MEETING AND PROXY SOLICITATION INFORMATION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of Crown Electrokinetics Corp., a Delaware corporation (“Crown,” “we,” “us,” “our,” and the “Company”), for use at the Special Meeting of Stockholders to be held on January 14, 2025, at 10:00AM eastern, and at any postponements or adjournments thereof (the “Special Meeting”). The Special Meeting will be held at [__].

This Proxy Statement, the Notice of Special Meeting of Stockholders and the accompanying proxy cards are being mailed to stockholders on or about [•], 2024.

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on January 14, 2025: The Proxy Statement is available at https://crownek.com. We encourage you to review all of the important information contained in the proxy materials contained herein or accessed via our website before voting.

Solicitation and Voting Procedures

Solicitation.    The solicitation of proxies will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Special Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Special Meeting to beneficial owners of our shares entitled to vote at the Special Meeting. We may conduct further solicitation personally, telephonically, electronically or by facsimile through our officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation. We do not intend, but reserve the right, to use the services of a third party solicitation firm to assist us in soliciting proxies.

Voting.    Stockholders of record may authorize the proxies named in the enclosed proxy cards to vote their shares in the following manner:

•        by mail, by marking the enclosed proxy card(s) applicable to you as the holder of shares of our Common Stock, par value $0.0001 per share (“Common Stock”) and/or our preferred stock, signing and dating it, and returning it in the postage-paid envelope provided;

•        by telephone, by dialing the toll-free telephone number 1-800-690-6903 from within the United States or Canada and following the instructions. Stockholders voting by telephone need not return the proxy card(s) applicable to them as the holder of shares of our Common Stock and/or our preferred stock; and

•        through the Internet, by accessing the World Wide Website address www.proxyvote.com. Stockholders voting by the Internet need not return the proxy card(s) applicable to them as the holder of shares of our Common Stock.

Revocability of Proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised in the same manner in which it was given, or by delivering to Joel Krutz, the Chief Financial Officer of Crown Electrokinetics Corp., at 1110 NE Circle Blvd., Corvallis, Oregon 97330, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Special Meeting and giving notice of your intention to vote in person.

Voting Procedure.    The presence at the Special Meeting of more than one-third (33.33%) of the voting power of our outstanding shares of voting stock entitled to vote and represented either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. The close of business on December 16, 2024 has been fixed as the record date (the “Record Date”) for determining the holders of shares of our Common Stock entitled to notice of and to vote at the Special Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters.

As of the Record Date, there were [•] shares of Common Stock outstanding, which shares were entitled to an aggregate of [•] at the Special Meeting. Under Delaware law, stockholders will not have appraisal or similar rights in connection with any proposal set forth in this Proxy Statement.

Votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Special Meeting. Shares represented by a properly executed and delivered proxy will be voted at the Special Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR Proposal Nos. 1 and 2 as applicable.

Abstentions and broker non-votes will each be counted as present for the purpose of determining whether a quorum is present at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of Proposal No. 2. Abstentions will have the effect of being cast “against” Proposal No. 1, but broker non-votes will have no effect on such proposal.

A broker non-vote occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. The approval of a reverse stock split of our Common Stock in a ratio of not more than 1-for-200, such ratio to be determined by the Board of Directors on or prior to December 31, 2025, in its sole discretion is a non-routine proposal, while Proposal No. 2, the ratification of the independent registered public accounting firm, is a routine proposal; therefore, your broker, bank or other agent will only be entitled to vote on Proposal No. 2 at the Special Meeting without your instructions.

On each matter properly presented for consideration at the Special Meeting, holders of Common Stock will be entitled to one vote for each share of Common Stock held.

Vote Required.

For the approval of a reverse stock split of our Common Stock in a ratio of not more than 1-for-200, such ratio to be determined by the Board of Directors on or prior to December 31, 2025, in its sole discretion (Proposal No. 1), the vote of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Special Meeting is required.

For the approval of the ratification of our independent registered public accounting firm (Proposal No. 2), a majority of the votes cast (in person or by proxy) on the matter at the Special Meeting is required.

If any other matters are properly presented for consideration at the Special Meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment.

Householding.    Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the document to you if you call or write us at the following address or phone number: Crown Electrokinetics Corp., 1110 NE Circle Blvd., Corvallis, Oregon 97330, phone: +1 (213) 660-4250, Attention: Chief Financial Officer. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

PROPOSAL NO. 1

PROPOSAL TO APPROVE REVERSE STOCK SPLIT OF OUR COMMON STOCK IN A RATIO OF NOT MORE THAN 1-FOR-200

General Description of Corporate Action

On December 11, 2024, the Board of Directors approved the proposal to amend our Certificate of Incorporation, to enable a potential reverse split (the “Reverse Split”) of our outstanding shares of Common Stock within a ratio of not less than 1-for-2 and not more than 1-for-200 to be selected at the discretion of our Board of Directors. Stockholder approval of this proposal will authorize our Board of Directors, in its sole discretion, to determine whether to effect the Reverse Split and to set the exact ratio within the range at which the Reverse Split will be effected, at any time prior to December 31, 2025. Our Board of Directors believes that approval of this proposal to effect the Reverse Split and to determine the ratio as opposed to approval of an immediate reverse stock split at a specific ratio, and to effect such reverse stock split at any time prior to December 31, 2025, will provide our Board of Directors with maximum flexibility to react to current market conditions and therefore to achieve the purposes of the Reverse Split, if implemented, and to act in the best interests of our stockholders.

Effecting the Reverse Split requires that our Certificate of Incorporation be amended. If approved, the Reverse Split will be effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation, in the form attached to this proxy statement as Annex A (the “Certificate of Amendment”), with the Secretary of State of Delaware, with such filing to occur, if at all, at the sole discretion of the Board of Directors.

Reasons for Approving the Reverse Split

The intention of the Board of Directors in obtaining approval for the authority to effect a Reverse Split would be to increase the stock price of our Common Stock sufficiently above the $1.00 minimum bid price requirement to regain its listing on the Nasdaq Capital Market (“Nasdaq”). The Board of Directors, in its sole discretion, can elect to abandon the Reverse Split in its entirety at any time.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our Common Stock as described below. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our stockholders (whether such stockholders hold Common Stock) since each stockholder would hold the same percentage of our Common Stock (in hand or on an as converted basis) outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares would not be affected by the Reverse Split.

General Effect of the Reverse Split

The table below shows the effect of the Reverse Split, combined with the effect of the Authorized Shares Increase, on the Common Stock issued and outstanding as of the Record Date, assuming an exchange ratio of each of 1:50, 1:100 and 1:200, respectively, for the Reverse Split.

The columns labeled “After Reverse Split” in the table do not reflect the adjustments that will result from the issuance of additional shares to certain holders to round up their fractional shares. The Company cannot calculate at this time the number of whole shares that will be issued in lieu of fractions as a result of the Reverse Split.

Shares of Common Stock	Prior to Reverse Split	After Reverse Split (1 for 50)	After Reverse Split (1 for 100)	After Reverse Split (1 for 200)
Authorized	800,000,000	800,000,000	800,000,000	800,000,000
Issued and outstanding	[•]	[•]	[•]	[•]
Reserved for future issuance	[•]	[•]	[•]	[•]
Available for issuance	[•]	[•]	[•]	[•]

Reasons for the Reverse Split; Nasdaq Requirements for Continued Listing

The Board of Directors’ primary objective in proposing a potential Reverse Split is to raise the per share trading price of our Common Stock. Our Common Stock currently trades on Nasdaq under the symbol “CRKN.”

On October 19, 2023, we received a deficiency notice from Nasdaq informing us that our Common Stock failed to comply with the $1 minimum bid price required for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) based upon the closing bid price of the Common Stock for the 30 consecutive business days prior to the date of the notice from Nasdaq. To regain compliance, the minimum bid price of the Common Stock was required to meet or exceed $1.00 per share for a minimum of ten consecutive trading days at any time prior to April 16, 2024.

Following a May 7, 2024 hearing, Nasdaq notified us that the Nasdaq Hearings Panel (the “Panel”) had granted our request to continue our listing on Nasdaq until July 23, 2024, subject to certain conditions. By letter dated July 25, 2024, Nasdaq notified us that we had regained compliance with the Bid Price Rule as required by the Panel’s decision at the May 7, 2024 hearing.

However, if our stock price has not risen above $1.00 prior to December 18, 2024, we anticipate receiving another deficiency notice from Nasdaq informing us that our Common Stock failed to comply with the Bid Price Rule based upon the closing bid price of the Common Stock for the 30 consecutive business days prior to December 18, 2024. Because of our prior deficiencies, we expect that we will be granted no additional time to comply, and that our securities would be delisted from Nasdaq unless we timely requested a hearing before the Panel. If and when we receive a deficiency notice, we plan to timely request a hearing before the Panel, which will stay any further action by Nasdaq at least until the hearing is held and any extension period that may be granted by the Panel expires.

If we receive a deficiency notice, to regain our compliance with the Bid Price Rule, among other things, the bid price of our Common Stock must close at or above $1.00 per share for a minimum of 20 consecutive business days. In the event that our Common Stock is delisted by Nasdaq, our Common Stock would likely trade on the over-the-counter market. If our shares were to trade on the over-the-counter market, selling our Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our Common Stock are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our Common Stock, further limiting the liquidity of our Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for Common Stock. Such potential delisting from the Nasdaq and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing.

Our Board of Directors believes that the Reverse Split and any resulting increase in the per share price of our Common Stock will enhance the acceptability and marketability of our Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Common Stock, although we have not been told by them that is the reason for not investing in our Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Common Stock.

We cannot assure you that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the market price of our Common Stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our Common Stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split, or that we will be able to maintain our listing on Nasdaq.

Potential Disadvantages of the Reverse Split

As noted above, the principal purpose of the Reverse Split would be to help increase the per share market price of our Common Stock by up to a factor of at least 200. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by a multiple equal to the number of pre-split shares, or result in any permanent increase in the market price of our Common Stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual holder of Common Stock would be reduced if the Reverse Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing holders of Common Stock in the event they wish to sell all or a portion of their position.

Although our Board of Directors believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split

Upon receipt of stockholder approval for the Reverse Split Proposal, if our Board of Directors concludes that it is in the best interests of our Company and our stockholders to effect the Reverse Split, the Certificate of Amendment will be filed with the Secretary of State of Delaware. The actual timing of the filing of the Certificate of Amendment with the Secretary of State of Delaware to effect the Reverse Split will be determined by our Board of Directors. In addition, if for any reason our Board of Directors deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Certificate of Amendment, without further action by our stockholders. In addition, our Board of Directors may deem it advisable to effect the Reverse Split even if the price of our Common Stock is above $1.00 at the time the Reverse Split is to be effected. The Reverse Split will be effective as of the date of filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”).

Upon the filing of the Certificate of Amendment, without further action on our part or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a Reverse Split ratio as determined by the Board.

Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Split is implemented, the number of shares our Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each stockholder will remain unchanged except for any de minimis change resulting from rounding up to the nearest number of whole shares so that we are not obligated to issue cash in lieu of any fractional shares that such stockholder would have received as a result of the Reverse Split. The number of shares of our Common Stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

Effect on Registration

Our Common Stock is currently registered under the Securities Act of 1933, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our Common Stock.

Fractional Shares; Exchange of Stock Certificates

Our Board of Directors does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold of record before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. No stockholders will receive cash in lieu of fractional shares.

We do not expect the Reverse Split and the rounding up of fractional shares to whole shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

On or after the Effective Time, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Split shares only by sending the exchange agent (who will be our transfer agent) the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-Reverse Split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder, if elected in the letter of transmittal, a new stock certificate after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s). A stockholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will be deemed to have requested to hold that stockholder’s shares electronically in book-entry form with our transfer agent.

Certain of our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, the stockholder may return a properly executed and completed letter of transmittal.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

If and when our Board of Directors elects to effect the Reverse Split, the Certificate of Amendment will not reduce the authorized number of shares of our capital stock.

In accordance with our Certificate of Incorporation, and Delaware law, our stockholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.

Anti-Takeover and Dilutive Effects

The authorized Common Stock will not be diluted as a result of the Reverse Split. The Common Stock that is authorized but unissued provides the Board with flexibility to effect among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board of Directors, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Certificate of Amendment would continue to give our Board of Directors authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or regulations. The Certificate of Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board of Directors have any present intent to use the authorized but unissued Common Stock or preferred stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

Accounting Consequences

As of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio that is determined by the Board of Directors (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following discussion is a summary of the U.S. federal income tax consequences of the Reverse Split generally applicable to U.S. holders (as defined below) of our Common Stock, and is based upon U.S. federal income tax law and relevant interpretations thereof in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to you in light of your individual circumstances, including if you are subject to special tax rules that apply to certain types of investors (e.g., financial institutions, insurance companies, broker-dealers, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market tax accounting, S corporations, regulated investment companies, real estate investment trusts, investors that will hold our securities as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, the Medicare tax on certain investment income or the alternative minimum tax.

This summary is limited to U.S. holders that hold our Common Stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. holder” is a beneficial holder of Common Stock who or that, for U.S. federal income tax purposes, is:

•        an individual who is a United States citizen or resident of the United States;

•        a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized (or treated as created or organized) in or under the laws of the United States or any state or political subdivision thereof;

•        an estate the income of which is subject to United States federal income taxation regardless of its source; or

•        a trust if (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Split.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of the outstanding shares of Common Stock entitled to vote, is required for approval of this Proposal No. 1. For purposes of the approval of Proposal No. 1, abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed BPM LLP (“BPM”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The Company’s audit committee approved the engagement of BPM on August 13, 2024, to replace Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm. For more information as to this change, please refer to the Form 8-K filed on August 19, 2024, as amended by Form 8-K/A on August 21, 2024.

In the event that ratification of this appointment of independent registered public accounting firm is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of our independent registered public accounting firm will be reconsidered by us.

Your ratification of the appointment of BPM as our independent registered public accounting firm for the fiscal year ending December 31, 2024 does not preclude us from terminating our engagement of BPM and retaining a new independent registered public accounting firm, if we determine that such an action would be in our best interest.

Representatives from BPM are not expected to be in attendance at the Special Meeting.

Prior Audit Firm

Marcum served as our independent registered accounting public firm from 2017 to August 13, 2024. At such time, we terminated the engagement of Marcum. During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through August 13, 2024, there were no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference to such disagreements in its audit reports. During the fiscal year ended December 31, 2023, and the subsequent interim period through August 13, 2024, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses described in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2023.

Fees Billed to our Company in fiscal years 2023 and 2022

No fees were billed to us by BPM for professional services rendered during the fiscal years ended December 31, 2023 and 2022.

Pre-Approval Policies and Procedures

The Audit Committee has the authority to appoint or replace our independent registered public accounting firm (subject, if applicable, to stockholder ratification). The Audit Committee is also responsible for the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm was engaged by, and reports directly to, the Audit Committee.

The Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01(c)(7)(i)(C) of Regulation S-X, provided that all such excepted services are subsequently approved prior to the completion of the audit. We have complied with the procedures set forth above, and the Audit Committee has otherwise complied with the provisions of its charter.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, a majority of the votes cast (in person or by proxy) on the matter at the Special Meeting is required. For purposes of the ratification of our independent registered public accounting firm, abstentions and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” PROPOSAL NO. 2.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Bylaws require advance notice of any proposal by a stockholder intended to be presented at an annual meeting that is not included in our notice of annual meeting and proxy statement because it was not timely submitted under the preceding paragraph, or made by or at the direction of any member of the Board of Directors, including any proposal for the nomination for election as a director.

To be considered for such presentation at our 2025 annual meeting of stockholders (the “2025 Annual Meeting”), any such stockholder proposal must be received by our Chief Financial Officer, Crown Electrokinetics Corp., 1110 NE Circle Blvd., Corvallis, Oregon 97330 not less than sixty days nor more than ninety days before the first anniversary of the date on which the corporation held its annual meeting in the immediately preceding year, and must otherwise comply with applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Exchange Act, provided that if the 2025 Annual Meeting is scheduled to be held on a date more than 30 days before or after the anniversary date of the 2024 annual meeting of stockholders, a stockholder’s proposal shall be timely if delivered to, or mailed to and received by, the Board of Directors of our company not later than the close of business on the fifth day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by us, and in any case discretionary authority may be used if such proposal is untimely submitted.

In addition to satisfying the provisions in our bylaws relating to nominations of director candidates, including the deadline for written notices, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 Annual Meeting in compliance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by Rule 14a-19 no later than April 15, 2025.

OTHER MATTERS

Our Board of Directors does not know of any other matters that are to be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

It is important that the proxies be returned promptly and that your shares are represented at the Special Meeting. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

Annex A

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

CROWN ELECTROKINETICS CORP.

Crown Electrokinetics Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article Four, so that, as amended, the following Section C shall be added after Section B:

“C. Reverse Stock Split. Effective at [            ], Eastern Time, on [            ] (the “Reverse Split Effective Time”), every ([            ]) share of Common Stock issued and outstanding or held by the Corporation as treasury shares as of the Reverse Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock, subject to the treatment of fractional interests as described below (the “Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. In lieu of any fractional shares, the Corporation will issue to stockholders of record who would otherwise be entitled to receive a fractional share because the number of shares of Common Stock they hold of record before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. As of the Reverse Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the Reverse Split is deemed to represent the number of post-Reverse Split shares into which the pre-Reverse Split shares were reclassified and combined. The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, after giving effect to the Reverse Split.”

SECOND. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the DGCL, setting forth the above mentioned amendment to the Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable.

THIRD. That this amendment was duly authorized by Corporation’s stockholders at a meeting of the stockholders duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of the foregoing amendment.

Annex A-1

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this ___ day of ______, 202__.

CROWN ELECTROKINETICS CORP.
By:
Name:
Title:

Annex A-2

CROWN ELECTROKINETICS CORP. 1110 NE CIRCLE BLVD. CORVALLIS, OR 97330 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS V59899-TBD THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CROWN ELECTROKINETICS CORP. The Board of Directors recommends you vote FOR the following proposals: 1. To approve a reverse stock split of our common stock at a ratio of not more than 1-for-200, such ratio to be determined by the Board of Directors on or prior to December 31, 2025, in its sole discretion; 2. To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Proxy Statement is available at www.proxyvote.com. V59900-TBD CROWN ELECTROKINETICS CORP. Special Meeting of Stockholders January 14, 2025 at 10:00 AM EST This proxy is solicited by the Board of Directors The stockholder(s) hereby authorize(s) Doug Croxall, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CROWN ELECTROKINETICS CORP. that the stockholder(s) is/are entitled to vote at theSpecial Meeting of Stockholders to be held at 10:00 AM, EST on January 14, 2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side